EXHIBIT 99.1

WALNUT, Calif., June 8, 2018 /PRNewswire/ -- Focus Universal Inc. (FCUV), a Universal Smart Instrumentation Platform (USIP) developer and manufacturer, announced that it has appointed four new board members.

Focus Universal Inc. Brings On Four New Board Members

Focus Universal, Inc. (OTC: FCUV) ("Focus" or the "Company"), a Universal Smart Instrumentation Platform is pleased to announce that the company has added 4 new Board Members the Company. Sheri Lofgren, Sean Warren, Michael Pope and Carine Clark are respected leaders in their fields of expertise and bring immense value to the company.

Desheng Wang, CEO of Focus Universal, said, “We are assembling a team that will guide Focus Universal to the forefront of the IOT and industrial automation sectors. Each member brings a diverse skillset and background that will provide the insight that Focus needs to take the next step in its growth. Our company is confident that with the support of these directors we are positioned to disrupt the IOT market.”

In addition to serving as board members, Ms. Lofgren will serve as the Audit Committee Chair and Carine Clark will serve as the Compensation Committee Chair. Edward Lee will hold the position of Nominating Committee Chair for Focus moving forward.

Mr. Pope has served as President of Boxlight Corporation (Nasdaq: BOXL), a global education technology provider, since July 2015. He previously served as Managing Director of Vert Capital Corp., a Los Angeles based private equity, and Chief Financial Officer and Chief Operating Officer for the Taylor Family. As a seasoned, global executive, Mr. Pope has lead over 50 buy-side transactions and raised over $200 million in debt and equity financings. He brings specific experience with fundraising, investor relations, mergers and acquisitions, and corporate strategy. Mr. Pope holds an active CPA license and serves on the boards of various private and public organizations. Mr. Pope earned his undergraduate and graduate degrees in accounting from Brigham Young University.

Sheri Lofgren has served as a financial consultant since March 2018. She served as Chief Financial Officer for Boxlight Corporation (Nasdaq: BOXL), a global education technology provider, from September 2014 to March 2018. She was Chief Financial Officer at Logical Choice Technologies, Inc., a distributor of interactive technologies to the education market, from 2005 to 2013. Ms. Lofgren is a certified public accountant with extensive experience in financial accounting and management, operational improvement, budgeting and cost control, cash management and treasury, along with broad audit experience, internal control knowledge and internal and external reporting. She started her career with KPMG and then joined Tarica and Whittemore, an Atlanta based CPA firm, as an audit manager. Ms. Lofgren is a graduate of Georgia State University where she earned a B.A. in Business Administration – Accounting.

Sean Warren is a talented and seasoned executive with over 25 years of experience in technology and enterprise technology systems. He brings a wealth of expertise with particular strengths in areas such as software development, cloud management, enterprise infrastructure development and full spectrum of IT compliance. Sean has been the CIO of Mountain Medical, Veyo Medical and VP of IT at Larry Miller. He has worked for technology companies as Omniture, Adobe and director of cloud operations at Domo. Sean is fluent in Spanish and graduated from Florida State University in accounting.

Carine Clark is a talented executive serving as president and CEO of four high-growth tech companies, specializing in helping companies scale from $10 million to $100 million or more. Her reputation as a data-driven marketing executive at Novell, Altiris and Symantec opened doors to lead Allegiance, MartizCX and Banyan as president and CEO. In addition, Clark serves on the executive boards of GOED (The Utah Governor's Office of Economic Development) and Silicon Slopes, a non-profit helping Utah’s tech community thrive. She has received numerous awards including the EY Entrepreneur Of The Year® Award in the Utah Region and Utah Business Magazine’s CEO of the Year. Clark earned a bachelor’s degree in organizational communications and an MBA from Brigham Young University.

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About Focus Universal

Focus Universal Inc. (OTCQB: FCUV), based in the Walnut, California is a universal smart instrumentation platform developer and universal smart device manufacturer. The company also is a wholesaler of various air filtration systems. The Universal Smart Instrumentation Platform (USIP) generalizes instruments into a reusable foundation representing a majority part of the instruments, and architecture-specific components (sensor modules), which together perform and replace the functions of traditional instruments at a fraction of their cost. The USIP has an open architecture of incorporating a variety of individual instrument functions, sensors and probes from different industries and vendors. The platform also features the ability to connect thousands of sensors or probes from a variety of industries and vendors share or reuse the same platform. This technology addresses major issues with traditional hardware and represents a major technological advancement in the Internet of Things marketplace.

For more information, please visit www.focusuniversal.com and learn more about Focus Universal.

Forward-Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to securing sufficient funding for the launch of the Universal Smart Device and related inventions or innovations as well as the continuation and results of the Universal Smart Device to meet market expectations, goals, or performance. These and other risks and uncertainties are identified and described in more detail in Focus Universal’s filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC's website at www.sec.gov. Focus Universal undertakes no obligation to publicly update or revise any forward-looking statements.

Company Contact

Focus Universal Inc.

Desheng Wang

Phone: (626) 272-3883

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